Exhibit 99.1
Stock Symbol/Company Name -	IVDN.OB, Innovative Designs, Inc.
Date to be released -	November 10, 2010
Time to be released -	7:00 am
Contact Name -	Joseph Riccelli, CEO
Contact Phone Number -	(P) 412-799-0350

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Innovative Designs Fiscal Year End Shows Record Sales Revenues

PITTSBURGH, PA — (MARKET WIRE) — November 10, 2010 – Innovative Designs Inc (IVDN) ended it fiscal year on October 31, 2010, with total sales eclipsing last year by approximately 40%. This unprecedented increase can be attributed to the ever-growing list of retailers across North America. New retailers continue to surface weekly allowing customers the locale to examine and purchase Innovative Designs Inc products directly. This is a direct effect of the solid sales force which is now in place in all key areas. Joseph Riccelli, CEO of Innovative Designs Inc commented, “We continue to assemble all the pieces of the puzzle and are seeing the positive results in our sales numbers. We are extremely pleased with our sales representation and the continual addition of new retailers. This situation will attribute to continuing successes in the future.”

The Company

Innovative Designs, Inc. manufactures the Insultex® House Wrap, Arctic Armor® Line, hunting apparel, swimwear, wind shirts, jackets, and the multi-function "All in One" under the "i.d.i.gear" label featuring INSULTEX®. INSULTEX® is the thinnest, lightest and warmest insulator in the market today. For more information, please visit http://www.idigear.com.

Disclaimer

Certain statements in this press release constitute "forward-looking" statements as defined by federal law. Such statements are based on assumptions, but there is no assurance that actual outcomes will not be materially different as those implied. Any such statements are made in reliance on the "Safe Harbor" protections provided under the Private Securities Reform Act of 1995 and are subject to various factors, including the risks and matters discussed in the Company's SEC filings available at http://www.sec.gov